EXHIBIT 10.53

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of the 28th day of February 2003, by and between Big Buck Brewery and Steakhouse, Inc. (“Employer”) and Anthony P. Dombrowski (“Employee”).

WHEREAS, Employee has for a period of time been employed by Employer, and

WHEREAS, Employer and Employee wish to reduce to writing the terms of said employment,

NOW, THEREFORE, in return for the mutual consideration described herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Employment.  Employer shall continue to employ Employee on the terms and conditions contained herein.  Employee shall at all times devote his full time and best efforts exclusively to the performance of his duties on behalf of Employer and shall at no time maintain any other employment or perform any service for any other person or entity, whether or not for compensation, without the express written authorization of Employer.

2.             Term.  The term of this Agreement shall continue unless and until terminated as provided in paragraph 5 hereof.

3.             Title/Duties.  Employee’s title shall be that of Chief Financial Officer (“CFO”).  As Employer’s CFO, he shall report to the President.

4.             Compensation.  As total compensation for all services performed by Employee under this Agreement, Employer shall pay and provide to Employee:

(i)                                     An annual salary of One Hundred Thirty Three Thousand Dollars ($133,000.00) paid in equal bimonthly payments, or such other amount as Employer and Employee may mutually agree in writing from time to time.

(ii)                                  Compensation also includes five (5) weeks paid vacation per year.

(iii)                               Such fringe benefits as Employer provides from time to time to other senior executive employees of Employer.

5.             Termination.  This Agreement shall be terminable by either party, at any time, with or without Cause.  In the event Employee terminates this Agreement for any reason, or in the event Employer terminates this Agreement at any time for Cause, or after the third anniversary of this Agreement without Cause, Employer shall have no obligation to Employee beyond the payment of Employee’s base salary and fringe benefits through the effective date of termination.  In the event Employer elects to terminate this Agreement without Cause prior to the third anniversary of same, Employer shall be obligated to continue to pay Employee amounts equal to his regular salary for a period of six (6) months after the effective date of said termination.  For purposes of this Agreement, “Cause” shall mean Employee’s death; Employee’s inability to perform the essential functions of his position for any period(s) exceeding twelve (12) weeks in any one (1) year period; the commission by Employee of any fraud, embezzlement or other act of moral turpitude affecting Employer.  Employee’s right to receive said continuing payments shall be conditioned on Employee executing a full release of liability satisfactory to Employer.

6.             Confidential Information.  Employee understands and agrees that he has received and will continue to receive in the course of his employment by Employer certain trade secret and other confidential information relating to Employer’s business.  Employee agrees for all time, both during and after his employment by Employee, to maintain as strictly confidential and not to use, communicate or otherwise disclose to any other entity any of said information.

7.             No Solicitation of Employees.  Employee further agrees and covenants that he will not, either during or after his Term of Employment by Employer, directly or indirectly, approach, solicit, entice, induce or facilitate any person who is or becomes an employee of or a consultant to Employer, to become employed by or otherwise perform services for any other entity, or to otherwise change his/her relationship with Employer.  Employer’s rights under this provision shall be assignable by Employer.

8.             Entire Agreement.  This Agreement is the entire agreement between the parties and shall be subject to change only in writing signed by both parties.  Any dispute involving this Agreement or any other aspect of Employee’s employment by Employer, including but not limited to any termination thereof, shall be exclusively subject to arbitration before the American Arbitration Association.  Any decision of the American Arbitration Association shall be final, binding and enforceable in a court of law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above stated.

WITNESS:	BIG BUCK BREWERY & STEAKHOUSE, INC.

/s/ Cheryl Klein	By:	/s/ William F. Rolinski

/s/ Blanche R. Hyatt	Its:	President

WITNESS:	EMPLOYEE:

/s/ Cheryl Klein	/s/ Anthony P. Dombrowski
Anthony P. Dombrowski

/s/ Blanche R. Hyatt